Exhibit 99

                                                                    [COMED LOGO]
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                                                               An Exelon Company

     News Release

From:    Commonwealth Edison                          FOR IMMEDIATE RELEASE
         Media Relations                              Monday, November 10, 2003
         Chicago, IL 60680-5379

Contact: Tabrina Davis
         312.394.7919
         312.394.3500

 ComEd's Parent Company, Exelon, Announces Key Modifications to House Bill 2200
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CHICAGO - Exelon Corporation and its ComEd subsidiary today announced important modifications to legislation they are seeking to facilitate Exelon's proposed acquisition of Illinois Power. The modifications address concerns expressed by legislators last week - the first week of the Illinois General Assembly's fall session.

ComEd will no longer submit a rate proposal in conjunction with the Illinois Commerce Commission's review of Exelon's proposed acquisition of Illinois Power. Until now, ComEd had planned to ask the ICC to set its rates for the 2007 through 2010 period in conjunction with the acquisition review.

"We have listened carefully to the concerns of the Governor, legislative leaders, constitutional officers, lawmakers and the bill sponsors and have made these modifications to address any misperceptions that the ComEd rate plan was designed to finance the acquisition of Illinois Power," said Frank M. Clark, President of ComEd. "While the modified legislation is not as desirable to us as our original plan, Exelon could proceed with the acquisition of Illinois Power under this scenario. We continue to believe that this transaction will be good for Exelon and ComEd's customers, employees and investors and Illinois Power's customers and employees."

If the legislation, House Bill 2200, is passed into law, Exelon officials said that they would ask the ICC to determine rates for Illinois Power in conjunction with the acquisition review, as previously planned.

In response to concerns regarding power purchases, Exelon would submit for ICC review all power purchase agreements that ComEd and Illinois Power will have with Exelon Generation that would be addressed in rates when the rate freeze expires at the end of 2006. The ICC would be charged with determining the prudence of electricity acquisitions under the power purchase agreements and if they are in the public interest. Even after the transaction is completed, the ICC will retain this authority to review future power purchase agreements.

Other important provisions of the legislation remain unchanged from the previous version. Exelon will continue to seek an expedited nine-month ICC review process for its acquisition of Illinois Power.

Exelon remains committed to renewable energy and environmental stewardship.

"These modifications should make clear that the acquisition of Illinois Power and the ComEd rate plan are separate issues and each stands on its own merits," Clark said. "While this modified approach provides Exelon with less certainty, it reflects our strong desire to find a solution that balances the interests of all stakeholders. We are optimistic that this latest proposal will do just that. These latest modifications should leave no doubt about the sincerity of our intentions to purchase Illinois Power."


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Exelon also will remain committed to maintaining a strong Illinois Power presence in Decatur, and to protecting jobs through its acquisition.

"We hope to provide stability for the working men and women of Illinois Power," Clark said.

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     Except for the historical information contained herein, certain of the matters discussed in this news release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants' 2002 Annual
 Report on Form 10-K - ITEM 7. Management's Discussion and Analysis of Financial
   Condition and Results of Operations-Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the
   Registrants' 2002 Annual Report on Form 10-K - ITEM 8. Financial Statements and Supplementary Data: Exelon - Note 19, ComEd - Note 16, PECO - Note 18 and Generation - Note 13 and (c) other factors discussed in filings with the United States Securities and Exchange Commission (SEC) by the Registrants.
   Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this release.

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Commonwealth Edison is a unit of Chicago-based Exelon Corporation (NYSE, EXC), one of the nation's largest electric utilities with more than $15 billion in revenues and a customer base of five million. ComEd provides service to approximately 3.5 million customers across Northern Illinois, or 70 percent of the state's population.